                                                                     EXHIBIT 2.1
                     AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND AMONG

                                  HEI, INC.,

                          LEONARD ACQUISITION CORP.,

                            CROSS TECHNOLOGY, INC.,

                     MART DIANA (AS SHAREHOLDERS' AGENT),

                                      AND

                  THE SHAREHOLDERS OF CROSS TECHNOLOGY, INC.

                               February 25, 2000

                               TABLE OF CONTENTS

                                                                                                         Page
                                                                                                         ----
ARTICLE I - THE MERGER......................................................................              2
     1.1    The Merger......................................................................              2
     1.2    Closing; Effective Time.........................................................              2
     1.3    Effect of the Merger............................................................              2
     1.4    Articles of Incorporation; Bylaws...............................................              2
     1.5    Directors and Officers..........................................................              3
     1.6    Taking of Necessary Action; Further Action......................................              3
ARTICLE II - CONVERSION OF SECURITIES.......................................................              3
     2.1    Effect on Capital Stock.........................................................              3
     2.2    Conversion Procedures...........................................................              4
     2.3    No Further Ownership Rights in Target Capital Stock.............................              5
     2.4    Dissenters' Rights..............................................................              5
ARTICLE III REPRESENTATIONS AND WARRANTIES OF TARGET AND THE SELLING SHAREHOLDERS...........              6
     3.1    Organization, Standing and Power................................................              6
     3.2    Subsidiaries....................................................................              6
     3.3    Capital Structure...............................................................              6
     3.4    Ownership of Target Common Stock................................................              7
     3.5    Authority.......................................................................              7
     3.6    Financial Statements............................................................              9
     3.7    Absence of Certain Changes......................................................              9
     3.8    Absence of Undisclosed Liabilities..............................................              9
     3.9    Accounts Receivable.............................................................             10
     3.10   Litigation......................................................................             10
     3.11   Restrictions on Business Activities.............................................             10
     3.12   Governmental Authorization......................................................             10
     3.13   Title to Property...............................................................             11
     3.14   Intellectual Property...........................................................             11
     3.15   Environmental Matters...........................................................             13
     3.16   Taxes...........................................................................             14
     3.17   Employee Benefit Plans..........................................................             16
     3.18   Employees and Consultants.......................................................             18
     3.19   Related-Party Transactions......................................................             20
     3.20   Insurance.......................................................................             20
     3.21   Compliance with Laws and Target Authorizations..................................             20
     3.22   Brokers' and Finders' Fees......................................................             21
     3.23   Irrevocable Proxies.............................................................             21
     3.24   Shareholder Approval............................................................             21
     3.25   Inventory.......................................................................             21
     3.26   Trade Relations.................................................................             21
     3.27   Customers and Suppliers.........................................................             21

     3.28   Material Contracts...............................................        22
     3.29   No Breach of Material Contracts..................................        23
     3.30   Third-Party Consents.............................................        23
     3.31   Minute Books.....................................................        24
     3.32   Warranties.......................................................        24
     3.33   Year 2000 Compliance.............................................        24
     3.34   Accounting Matters...............................................        24
     3.35   Selling Shareholders' Representations............................        25
     3.36   Representations Complete.........................................        26
ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB.......        26
     4.1    Organization, Standing and Power.................................        26
     4.2    Authority........................................................        26
     4.3    SEC Documents; Financial Statements..............................        27
ARTICLE V - CONDUCT PRIOR TO THE EFFECTIVE TIME..............................        28
     5.1    Conduct of Business of Target....................................        28
     5.2    Notices..........................................................        31
ARTICLE VI - COVENANTS.......................................................        32
     6.1    No Solicitation..................................................        32
     6.2    Shareholders Meeting.............................................        32
     6.3    Access to Information............................................        32
     6.4    Confidentiality..................................................        33
     6.5    Public Disclosure................................................        33
     6.6    Consents; Cooperation............................................        33
     6.7    Pooling Accounting...............................................        33
     6.8    Update Disclosure; Breaches......................................        33
     6.9    Affiliates Agreements............................................        34
     6.10   Irrevocable Proxies; No Transfer.................................        34
     6.11   Legal Requirements...............................................        34
     6.12   Tax-Free Reorganization..........................................        34
     6.13   Listing of Additional Shares.....................................        35
     6.14   Payoff of Target Preferred Shares................................        35
     6.15   Change to Accrual Method.........................................        35
     6.16   Best Efforts.....................................................        35
     6.17   Access to Target Employees.......................................        35
     6.18   Access to John Zie...............................................        35
     6.19   Environmental Compliance.........................................        35
ARTICLE VII - CONDITIONS TO THE MERGER.......................................        35
     7.1    Conditions to Obligations of Each Party to Effect the Merger.....        35
     7.2    Escrow Agreement.................................................        36
     7.3    Escrow Agreement.................................................        36
     7.4    Additional Conditions to Obligations of Target...................        36
     7.5    Additional Conditions to the Obligations of Acquiror.............        37
ARTICLE VIII - TERMINATION, EXPENSES, AMENDMENT AND WAIVER...................        39
     8.1    Termination......................................................        39

     8.2    Effect of Termination....................................................          40
     8.3    Expenses.................................................................          40
     8.4    Amendment................................................................          41
     8.5    Extension; Waiver........................................................          41
ARTICLE IX - SURVIVAL, ESCROW AND INDEMNIFICATION....................................          41
     9.1    Survival of Representations, Warranties and Covenants....................          41
     9.2    Indemnity................................................................          41
     9.3    Escrow Fund..............................................................          42
     9.4    Escrow Period............................................................          42
     9.5    Claims upon Escrow Fund..................................................          43
     9.6    Objections to Claims; Defense............................................          43
     9.7    Resolution of Conflicts; Arbitration.....................................          44
     9.8    Shareholders' Agent......................................................          45
     9.9    Distribution Upon Termination of Escrow Period...........................          46
     9.10   Actions of the Shareholders' Agent.......................................          46
     9.11   Indemnity of Escrow Agent................................................          46
     9.12   Successor to Escrow Agent................................................          47
ARTICLE X - GENERAL PROVISIONS.......................................................          47
     10.1   Notices..................................................................          47
     10.2   Interpretation...........................................................          48
     10.3   Counterparts.............................................................          49
     10.4   Entire Agreement; No Third Party Beneficiaries...........................          49
     10.5   Severability.............................................................          49
     10.6   Remedies Cumulative......................................................          49
     10.7   Governing Law; Jurisdiction..............................................          49
     10.8   Assignment...............................................................          50
     10.9   Rules of Construction....................................................          50
     10.10  Further Assurances.......................................................          50
     10.11  Remedies.................................................................          50

SCHEDULES
---------

Target Disclosure Schedule
Acquiror Disclosure Schedule
Schedule 2.2(b) - Share Exchange Spreadsheet
Schedule 6.19 - Preclosing Environmental Compliance Actions

EXHIBITS
--------

Exhibit A   -   Articles of Merger
Exhibit B   -   Voting and Irrevocable Proxy Agreement
Exhibit C   -   Affiliates Agreement
Exhibit D   -   Escrow Agreement
Exhibit E   -   Registration Rights Agreement
Exhibit F   -   Acquiror's Legal Opinion
Exhibit G   -   Target's Legal Opinion
Exhibit H   -   FIRPTA Notice
Exhibit I   -   Independent Consultant Agreement and Covenant Not to Compete
                of Leonard Hadden
Exhibit J   -   Employment Agreement and Covenant Not to Compete
                of Mart Diana
Exhibit K   -   Employment Agreement and Covenant Not to Compete
                of Glen Zirbes
Exhibit L   -   Intellectual Property Assignment Agreement

                             INDEX OF DEFINED TERMS

Term                                                         Page Defined
----                                                         ------------
Acquiror.................................................             1
Acquiror Common Stock....................................             1
Acquiror Disclosure Schedule.............................            25
Acquiror Financial Statements............................            26
Acquiror Per Share Price.................................             4
Acquiror SEC Documents...................................            26
Affiliates Agreement.....................................            32
Agreement................................................             1
Articles of Merger.......................................             2
Cap......................................................            40
Certificates.............................................             4
Claim....................................................            42
Closing..................................................             2
Closing Date.............................................             2
COBRA....................................................            15
Code.....................................................             1
Confidentiality Agreement................................            31
Damages..................................................            39
Dissenters' Rights.......................................             5
Dissenting Shares........................................             5
Effective Date...........................................             2
Effective Time...........................................             2
Employee Obligation......................................            19
Environmental Laws.......................................            13
ERISA....................................................            15
ERISA Affiliate..........................................            15
Escrow Agent.............................................            14
Escrow Agreement.........................................            34
Escrow Fund..............................................            40
Escrow Shares............................................             4
Exchange Act.............................................            26
Exchange Agent...........................................             4
Exchange Ratio...........................................             3
Financial Statements.....................................             8
GAAP.....................................................            27
Governmental Entity......................................             8
Indemnified Parties......................................            39
Infringement.............................................            11
Intellectual Property....................................            11
Inventions...............................................            11
IP Rights................................................            23

IRCA.......................................            18
Irrevocable Proxies........................            20
Marks......................................            11
Material Adverse Effect....................             6
Material Contracts.........................            21
Maximum Number of Acquiror Shares..........             3
Merger.....................................             1
Merger Sub.................................             1
Merger Sub Common Stock....................             3
Minnesota Law..............................             2
NASD.......................................            26
Officer's Certificate......................            40
Registration Rights Agreement..............            34
Related Documents..........................            39
Securities.................................            23
Securities Act.............................             8
Selling Shareholder Transaction Documents..             7
Selling Shareholders.......................             1
Shareholders' Agent........................             1
Significant Customers or Suppliers.........            20
Source Materials...........................            22
Surviving Corporation......................             2
Takeover Proposal..........................            30
Target.....................................             1
Target Authorizations......................            10
Target Balance Sheet.......................             9
Target Balance Sheet Date..................             8
Target Capital Stock.......................             6
Target Common Stock........................             1
Target Confidential Information............            12
Target Disclosure Schedule.................             5
Target Intellectual Property...............            11
Target Transaction Documents...............             7
Tax........................................            15
Tax Authority..............................            13
Tax Return.................................            13
Taxable....................................            13
Taxes......................................            13
Termination Date...........................            39
Transaction Documents......................             7
Used.......................................            11
Year 2000 Compliant........................            23

                     AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of February 25, 2000, by and among HEI, Inc., a Minnesota corporation ("Acquiror"), Leonard Acquisition Corp., a Minnesota corporation ("Merger Sub"), Cross Technology, Inc., a Minnesota corporation ("Target"), Mart Diana, as "Shareholders' Agent'," and each of the shareholders of Target (each a "Selling Shareholder" and, collectively, the "Selling Shareholders").

                                   RECITALS

     A. The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective corporations and the shareholders of their respective corporations that Target and Merger Sub combine into a single corporation through the statutory merger of Merger Sub with and into Target (the "Merger") and, in furtherance thereof, have approved the Merger.

     B. Pursuant to the Merger, among other things, all outstanding shares of common stock of Target, $.01 par value ("Target Common Stock"), shall be converted into shares of common stock of Acquiror, $.05 par value ("Acquiror Common Stock"), at the rate set forth herein.

     C. Target, Acquiror and Merger Sub desire to make certain representations, warranties and covenants in connection with the Merger.

     D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

     E. The parties intend for the Merger to be treated as a pooling of interests for accounting purposes.

     F. Concurrent with the execution of this Agreement and as an inducement to Acquiror to enter into this Agreement, the Selling Shareholders are delivering to Acquiror irrevocable proxies to vote the shares of Target Common Stock owned by such persons to approve the Merger and against any competing proposals.

     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER
                                  ----------

     1.1  The Merger.  At the Effective Time (as defined in Section 1.2 hereof),
          ----------
and subject to the terms and conditions of this Agreement, the Articles of Merger attached hereto as Exhibit A (the "Articles of Merger") and the applicable provisions of the Minnesota Business Corporation Act ("Minnesota Law"), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2  Closing; Effective Time.  The closing of the transactions contemplated
          -----------------------
hereby (the "Closing") shall take place on Friday, March 03, 2000 (the date on which the Closing shall occur, the "Closing Date"). The Closing shall take place at the offices of Gray, Plant, Mooty, Mooty & Bennett, P.A., 3400 City Center, 33 South Sixth Street, Minneapolis, Minnesota 55402, or at such other location as the parties hereto agree. On the Closing Date or as soon as is reasonably practicable thereafter, the parties hereto shall cause the Merger to be consummated by filing the Articles of Merger, together with the required officers' certificates, with the Secretary of State of the State of Minnesota, in accordance with the relevant provisions of Minnesota Law (the time and date of such filing being the "Effective Time" and the "Effective Date," respectively).

     1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger
          --------------------
shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of Minnesota Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and Target shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and Target shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Articles of Incorporation; Bylaws.
          ---------------------------------

          (a) At the Effective Time, the Articles of Incorporation of Target, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by Minnesota Law and such Articles of Incorporation.

          (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     1.5  Directors and Officers.  At the Effective Time, the directors of
          ----------------------
Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, to hold office until such time as such directors resign, are removed or their respective successors are duly elected or appointed and qualified. At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to hold office until such time as such officers resign, are removed or their respective successors are duly elected or appointed and qualified.

     1.6  Taking of Necessary Action; Further Action.  If, at any time after the
          ------------------------------------------
Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and the transactions contemplated hereby, and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target, the officers of the Surviving Corporation are fully authorized in the name of Target or Merger Sub or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                  ARTICLE II

                           CONVERSION OF SECURITIES
                           ------------------------

     2.1  Effect on Capital Stock.  At the Effective Time, by virtue of the
          -----------------------
Merger and without any action on the part of Acquiror, Merger Sub, Target or the holders of Target Common Stock:

          (a) Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and be converted into and become the right to receive five (5) shares of Acquiror Common Stock (the "Exchange Ratio"). The maximum number of shares of Acquiror Common Stock to be issued in exchange for all outstanding Target Common Stock shall be 600,000 shares (the "Maximum Number of Acquiror Shares"), reduced as a result of any Dissenting Shares (as defined below). No adjustment shall be made in the Exchange Ratio or the Maximum Number of Acquiror Shares as a result of any increase or decrease in the market price of Acquiror Common Stock prior to the Effective Time.

          (b) At the Effective Time, each share of common stock, $.05 par value, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (c) The Exchange Ratio and/or the Maximum Number of Acquiror Shares shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Common Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Common Stock occurring after the date hereof and prior to the Effective Time.

          (d) No fraction of a share of Acquiror Common Stock will be issued, but in lieu thereof each holder of shares of Target Common Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of

Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of
(i) such fraction, multiplied by (ii) the closing price of Acquiror Common Stock, as reported on the National Market System of the Nasdaq Stock Market, for the last trading day immediately preceding the Closing Date (the "Acquiror Per Share Price").

     2.2  Conversion Procedures.
          ---------------------

          (a) Promptly after the Effective Time, Acquiror shall make available to Norwest Bank Minnesota, N.A. (the "Exchange Agent") for exchange in accordance with this Article II, through such reasonable procedures as Acquiror or Exchange Agent may adopt, the shares of Acquiror Common Stock issuable pursuant to Section 2.1 hereof in exchange for shares of Target Common Stock outstanding immediately prior to the Effective Time, less the number of shares of Acquiror Common Stock to be deposited into escrow pursuant to Section 2.2(c) and Article IX hereof.

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be delivered to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Target Common Stock (the "Certificates"), whose shares were converted into the right to receive shares of Acquiror Common Stock (and cash in lieu of fractional shares) pursuant to Section 2.1 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock, less the number of shares of Acquiror Common Stock to be deposited in escrow on such holder's behalf pursuant to Section 2.2(c) and Article IX hereof, and payment in lieu of fractional shares that such holder has the right to receive pursuant to Section 2.1 hereof, all as set forth on Schedule 2.2(b) hereto, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.1 hereof.

          (c) Promptly after the Effective Time, and subject to and in accordance with the provisions of Section 9.3 hereof, the Acquiror shall cause to be delivered to Resource Trust Bank, as Escrow Agent (the "Escrow Agent"), a certificate or certificates representing ten percent (10%) of the Maximum Number of Acquiror Shares (the "Escrow Shares"), which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates cancelled pursuant to this Section 2.2. Such shares shall be beneficially owned by such holders, shall be held in escrow and shall be available as partial security to compensate Acquiror as a result of certain indemnification claims, as provided in Article IX hereof. To the extent not used for such purposes, such shares shall be released, all as provided in Article IX hereof.

     2.3  No Further Ownership Rights in Target Common Stock.  All shares of
          --------------------------------------------------
Acquiror Common Stock issued upon the surrender for exchange of shares of Target Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II; provided, however, that, notwithstanding any provision contained herein to the contrary, Acquiror shall have no obligation to issue shares of Acquiror Common Stock in excess of the Maximum Number of Acquiror Shares.

     2.4  Dissenters' Rights.  The Target Common Stock held by the Selling
          ------------------
Shareholders who have timely and properly exercised their dissenters' rights in accordance with the provisions of Minnesota Law applicable to dissenters' rights ("Dissenters' Rights") 'are referred to herein as "Dissenting Shares." Each Dissenting Share, the holder of which, as of the Effective Time, has not effectively withdrawn or lost his Dissenters' Rights, shall not be converted into or represent a right to receive Acquiror Common Stock in the Merger, but the holder thereof shall be entitled only to such rights as are granted by Minnesota Law. Each Selling Shareholder who becomes entitled to payment for Target Common Stock pursuant to the provisions of Minnesota Law shall receive payment therefor from the Surviving Corporation from funds provided by Acquiror (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions). If any holder of Dissenting Shares shall effectively withdraw or lose his dissenters' rights under Minnesota Law, such Dissenting Shares shall be converted into the right to receive Acquiror Common Stock in accordance with the provisions hereof.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF TARGET
                   ----------------------------------------
                         AND THE SELLING SHAREHOLDERS
                         ----------------------------

     Target and each of the Selling Shareholders jointly and severally represent and warrant to Acquiror and Merger Sub that the statements contained in this
Article III are true and correct, except as set forth in the disclosure schedule delivered by Target to Acquiror prior to the execution and delivery of this Agreement (the "Target Disclosure Schedule"). The Target Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article III. Any reference in this Article III to an agreement being "enforceable" shall be deemed to be qualified to the extent such enforceability is subject to

(i) laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies. In the remainder of this Article III, "Target" will be deemed to include (and each representation and warranty will apply separately and collectively to) Target and any and each of Target's subsidiaries, unless otherwise specifically set forth below.

     3.1  Organization, Standing and Power.  Target is a corporation duly
          --------------------------------
organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted. Target is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect (as defined in Section 10.2) on Target. Attached to the Target Disclosure Schedule are true and correct copies of Target's Articles of Incorporation and Bylaws, each as amended to date. Target is not in violation of any provisions of its Articles of Incorporation or Bylaws.

     3.2  Subsidiaries.  Target has no subsidiaries and does not directly or
          ------------
indirectly own any equity or similar interest in, or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     3.3  Capital Structure.
          -----------------

          (a) The authorized capital stock of Target consists of 1,800,000 shares of Target Common Stock, of which 120,000 shares were issued and outstanding as of the date of this Agreement ("Target Capital Stock"). There are no other authorized or outstanding shares of capital stock or voting securities of Target, and there are no outstanding commitments to issue any shares of capital stock or voting securities of Target. All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable, are free of any liens or encumbrances, and are not subject to preemptive rights, rights of first refusal, rights of first offer or similar rights created by statute, the Articles of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound.

          (b) Except for the rights created pursuant to this Agreement, there are no options, warrants, calls, rights, commitments or agreements to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Capital Stock or other capital stock of Target, or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

          (c) There are no contracts, commitments or agreements relating to the voting, purchase or sale of Target Capital Stock or other capital stock of Target (i) between or among Target and any of its shareholders, (ii) between or among any of Target's shareholders, or (iii) between any of Target's shareholders and any third party, except for the Irrevocable Proxies (as defined in Section 3.23 hereof).

          (d) All outstanding shares of Target Capital Stock were issued in compliance with all applicable federal and state securities laws.

          (e) Schedule 2.2(b) accurately and fully identifies all beneficial and record holders of Target Capital Stock and sets forth the number of shares of Target Capital Stock owned by such holders.

     3.4  Ownership of Target Common Stock.  The Selling Shareholders own,
          --------------------------------
beneficially and of record, all right, title and interest in and to all of the Target Common Stock, as set forth on Schedule 2.2(b), free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or limitations of any kind, other than as may be granted in connection with the transactions contemplated by this Agreement. The delivery by the Selling Shareholders of the Certificates in the manner set forth in Section 2.2 hereof will transfer good and valid title to all of the outstanding shares of the Target Common Stock to Acquiror, free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or limitations of any kind.

     3.5  Authority.
          ---------

          (a) Target has all requisite corporate power and authority to enter into this Agreement, the Articles of Merger, the Escrow Agreement and all other agreements to be entered into by Target in connection herewith (collectively, the "Target Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Target Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Target, and, other than the approval of Target's shareholders, no other proceedings on Target's part is necessary to authorize the execution, delivery or performance of this Agreement. This Agreement and the other Target Transaction Documents have been duly executed and delivered by Target and constitute the valid and binding obligations of Target, enforceable against Target in accordance with their respective terms.

          (b) Each of the Selling Shareholders has full power and authority to enter into this Agreement, the Irrevocable Proxy, the Affiliates Agreement (as defined in Section 6.9 hereof), the Registration Rights Agreement (as defined in
Section 7.3 hereof), the Intellectual Property Assignment Agreement (as defined in Section 7.5 hereof), the Independent Consultant Agreement and Covenant Not to Compete (as defined in Section 7.5 hereof) or the Employment Agreements and Covenants Not to Compete (as defined in Section 7.5 hereof), as applicable, and all other Agreements to be entered into by any of the Selling Shareholder in connection herewith (collectively, the "Selling Shareholder Transaction Documents" and, together with the Target Transaction Documents, the "Transaction Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement and the Selling Shareholder Transaction Documents to which such Selling Shareholder is a party have been duly executed and delivered by each Selling Shareholder and constitute the valid and legally binding obligations of such

Selling Shareholder, enforceable against such Selling Shareholder in accordance with their respective terms.

          (c) The execution and delivery of this Agreement and the other Transaction Documents by Target and the Selling Shareholders, as applicable, do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of Target's Articles of Incorporation or Bylaws, as amended, (ii) any foreign, federal, state or local law, statute, ordinance, rule or regulation, or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award that is applicable to, binding upon or enforceable against Target or the Selling Shareholders, or the business or any assets of Target, or (iii) any indenture, mortgage, lease, license, loan agreement or other agreement or instrument that is either binding upon or enforceable against Target or the Selling Shareholders.

          (d) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") or any third party is required by or with respect to Target or the Selling Shareholders in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Articles of Merger, together with the required officers' certificates, as provided in Section 1.2 hereof;
(ii) the obtaining of such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Securities Act of 1933, as amended (the "Securities Act"), applicable state securities laws and the securities laws of any foreign country; and (iii) the obtaining of consents, if any, required to be obtained by Target and the Selling Shareholders under Article VII hereof (which Target or the Selling Shareholders undertake to obtain prior to the Closing Date).

     3.6  Financial Statements.  Attached to the Target Disclosure Schedule are
          --------------------
true and correct copies of Target's unaudited financial statements (balance sheet and statement of operations) on a consolidated basis for the fiscal years ended December 31, 1999, December 31, 1998, December 31, 1997 and December 31, 1996, and its unaudited financial statements (balance sheet and statement of operations) on a consolidated basis as at, and for the one-month period ended January 31, 2000 (collectively, the "Financial Statements"). The Financial Statements fairly present the financial condition and operating results of Target as of the dates, and for the periods, indicated therein. Target maintains a standard system of accounting established and administered in accordance with accounting practices consistently applied. The books and records of Target properly and accurately reflect all material transactions, properties, assets and liabilities of Target relating to or affecting its assets or business.

     3.7  Absence of Certain Changes.  Since November 30, 1999, (the "Target
          --------------------------
Balance Sheet Date"), Target has conducted its business in the ordinary course consistent with past practice, and there has not occurred with respect to
Target: (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect on Target; (b) any acquisition, sale or transfer of any material asset; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates), or any revaluation of any of its assets, other than as specifically requested by Acquiror's accountants; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the Target Capital Stock, or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock; (e) any Material Contract (as defined in Section 3.28 hereof) entered into by Target, or any material amendment or termination of, or default under, any Material Contract to which Target is a party or by which it is bound; (f) any amendment or change to its Articles of Incorporation or Bylaws; (g) any material increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors, employees or consultants, other than in the ordinary course of business of Target consistent with past practice; or (h) any agreement by Target to do any of the things described in the preceding clauses
(a) through (g) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

     3.8  Absence of Undisclosed Liabilities.  Target has no material
          ----------------------------------
obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately reserved for in the balance sheet for the period ended January 31, 2000 (the "Target Balance Sheet"), (b) those incurred in the ordinary course of business prior to the Target Balance Sheet Date, (c) those incurred in the ordinary course of business since the Target Balance Sheet Date in amounts consistent with prior periods (none of which is a material uninsured liability for breach of contract, breach of warranty, tort or infringement claim or lawsuit), and (d) those incurred in connection with the execution of this Agreement.

     3.9  Accounts Receivable.  All of the accounts receivable of Target are
          -------------------
valid and legally binding, represent bona fide transactions and arose in the ordinary course of business. The accounts receivable shown on the Target Balance Sheet have been collected or are collectible in the book amounts thereof, less the allowance for doubtful accounts and returns provided for in such Target Balance Sheet. Allowances for doubtful accounts and returns are adequate and have been prepared in accordance with the past practices of Target. The accounts receivable of Target arising after the date of the Target Balance Sheet and prior to the date hereof arose, and the accounts receivable arising prior to the Effective Time will arise, in the ordinary course of business and have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts and returns determined in accordance with the past practices of Target. None of the accounts receivable are subject to any claim of offset or recoupment, or any counterclaim, and Target has no knowledge of any specific facts that would be reasonably likely to give rise to any such claim or counterclaim. No material amount of accounts receivable are contingent upon the performance by Target of any obligation. No agreement for deduction or discount has been made with respect to any accounts receivable.

     3.10 Litigation.  There is no private or governmental action, suit,
          ----------
proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened (including allegations that could form the basis for future action) against Target or any of its properties or officers, directors, employees, advisors or agents (in their capacities as such), nor does Target have any reason to expect that any such activity, threat or allegation will be forthcoming. There is no judgment, decree or order against Target or, to the knowledge of Target, any of its directors, officers, employees, advisors or agents (in their capacities as such) that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target. All litigation to which Target is a party (or threatened to become a party) is disclosed in the Target Disclosure Schedule. Target does not have any plans to initiate any litigation, arbitration or other proceeding against any third party.

     3.11 Restrictions on Business Activities.  There is no agreement, judgment,
          -----------------------------------
injunction, order or decree binding upon Target that has or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice or plans of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted or as proposed to be conducted.

     3.12 Governmental Authorization.  Target has obtained each federal, state,
          --------------------------
county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (a) pursuant to which Target currently operates or holds any interest in any of its properties or (b) that is required for the operation of Target's business or the holding of any such interest (collectively, "Target Authorizations"), and all of such Target Authorizations are in full force and effect and all of which are listed on the Target Disclosure Schedule.

     3.13 Title to Property.
          -----------------

          (a) Target owns no real property. The real property demised by the lease described in the Target Disclosure Schedule constitutes all of the real property used or occupied by Target in connection with its business. A true and complete copy of such lease is attached to the Target Disclosure Schedule.

          (b) Target has good and marketable title to all of its properties, interests in properties and assets, real and personal, necessary for the conduct of its business as presently conducted or which are reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of in the ordinary course of business since the Target Balance Sheet Date), or, with respect to leased properties and assets, valid leasehold interests therein, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except for (i) liens for current taxes not yet due and payable, or (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties. The plants, property and equipment of Target that are used in the operations of its business are in good operating condition and repair. All properties used in the operations of Target are reflected in the Target Balance Sheet.

     3.14 Intellectual Property.
          ---------------------

          (a) Target owns, is licensed for or has implied rights under statute or common law, and in any event possesses sufficient and legally enforceable rights with respect to, all

Intellectual Property (as defined below) that is used, exercised or exploited ("Used") in, or that may be necessary for, its business as currently conducted or as planned to be conducted (collectively, "Target Intellectual Property," which term also includes all other Intellectual Property owned by or licensed to Target now or in the past). Target and the Selling Shareholders have no knowledge of, or any reason to believe, that any Target Intellectual Property conflicts with or infringes, violates or misappropriates any rights or property of others ("Infringement"). For purposes hereof, "Intellectual Property" means
(x) inventions (whether or not patentable); trade names, trade marks, service marks, logos and other designations (collectively, "Marks"); works of authorship; mask works; data; technology, know-how, trade secrets, ideas and information; designs; formulas; algorithms; processes; schematics; computer software (in source code and/or object code form); and all other intellectual and industrial property of any sort (collectively, "Inventions"), and (y) patent rights; Mark rights; copyrights; mask work rights; sui generis database rights; trade secret rights; moral rights; and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto (collectively, "IP Rights").

          (b) Target's ownership, licenses and rights in the Target Intellectual Property are exclusive.

          (c) No Target Intellectual Property was conceived or developed directly or, to the best of the knowledge of Target and the Selling Shareholders, indirectly with or pursuant to government funding or a government contract.

          (d) All copyrightable matter within Target Intellectual Property has been created by persons who were employees of Target at the time of creation, and no third party has or will have "moral rights" or rights to terminate any assignment or license with respect thereto.

          (e) Target has not received any communication alleging or suggesting that or questioning whether Target has been or may be (whether in its current or proposed business or otherwise) engaged in, liable for or contributing to any Infringement, nor does Target have any reason to expect that any such communication will be forthcoming.

          (f) The Target Disclosure Schedule lists (by name, number, jurisdiction, owner and, where applicable, the name and address of each inventor):

               (i)    all patents and patent applications;


               (ii)   all registered and unregistered Marks; and

               (iii)  all registered copyrights and mask works.

          (g) No cancellation, termination, expiration or abandonment of Target Intellectual Property (except natural expiration or termination at the end of the full possible term, including extensions and renewals) has occurred or is anticipated by Target.

          (h) There have been no, and Target is not aware of any, questions or challenges (or any specific basis therefor) with respect to the validity of any Target Intellectual Property (or any part or claim thereof) or with respect to the patentability of all patents and patent applications included in the Target Intellectual Property.

          (i) To the best of the knowledge of Target or the Selling Shareholders, there is no unauthorized use, disclosure, infringement or misappropriation of any Target Intellectual Property by any third party, including, without limitation, any employee or former employee of Target.

          (j) Target has taken reasonable steps necessary to protect and preserve the confidentiality of all Target Intellectual Property that is not otherwise disclosed in published patents or patent applications or registered copyrights ("Target Confidential Information"), including taking reasonable steps necessary to preserve the Target Confidential Information in connection with the use by and disclosure to employees or others. Target has not disclosed or delivered to any third party, or permitted the disclosure or delivery to any third party by any escrow holder or other person, any part of any Source Materials (defined in Section 3.28 hereof).

          (k) The Target Disclosure Schedule identifies all confidentiality and invention assignment agreements entered into by any consultants or employees of Target, and true and correct copies of all such agreements are attached thereto. Target has all title and rights to, or license to use (including implied rights under statute or common law), any Target Intellectual Property conceived by any current or former employee, consultant or contractor of Target or otherwise developed in connection with his or her employment, consulting or contracting.

          (l) To the best of the knowledge of Target or the Selling Shareholders, Target is not using and it will not be necessary to use (i) any Inventions of any of its past or present employees or contractors (or people currently intended to be hired) made prior to or outside the scope of their employment by Target or (ii) any confidential information or trade secrets of any former employer of any such person.

     3.15 Environmental Matters.  Target is and has at all times operated its
          ---------------------
business in compliance with all Environmental Laws (as defined below), and no material expenditures are or will be required in order to comply with such Environmental Laws. There are no material environmental liabilities (whether accrued, absolute, contingent or otherwise) of Target with respect to the business. No tanks, containers, cylinders, drums or cans containing any hazardous or toxic wastes, nor any wastes, materials, substances, pollutants or contaminants, including without limitation any substances regulated under Environmental Laws, were discharged or disposed of on any of Target's properties (whether owned or leased) by Target or, to the knowledge of Target or the Selling Shareholders, by any other person during or preceding Target's ownership of an interest in such premises in violation of Environmental Laws. Target has disposed of all hazardous or toxic wastes, and other materials, substances, pollutants and contaminants with respect to the business or assets of Target in compliance with all Environmental Laws. Target has obtained all permits and other regulatory authorizations required under Environmental Laws to operate the business and is in compliance with all terms and conditions thereof. As used herein, "Environmental Laws" means all applicable statutes, rules, guidance, regulations, ordinances, orders, decrees, judgments, permits, licenses, consents, approvals, authorizations, and governmental requirements or directives or other obligations, now or hereafter enacted, lawfully imposed by a Governmental Entity under federal, state or local law pertaining to the protection of the environment, protection of public health or safety, protection of worker health or safety, the treatment, emission or discharge of gaseous, particulate or effluent pollutants, or the handling of hazardous materials, including without limitation, the Clean Air Act, 42 U.S.C.
(S) 7401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. (S) 9601, et seq., the Federal Water Pollution Control Act, 33 U.S.C. (S) 1321, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. (S) 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901, et seq., the Toxic Substances Control Act, 15 U.S.C. (S) 2601, et seq., and the Minnesota Occupational Safety and Health Act, and all similar laws.

     3.16 Taxes.
          -----

          (a) All Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax Authority (as defined below) with respect to any Taxable (as defined below) period ending on or before the Closing, by or on behalf of Target (collectively, "Tax Returns" and individually a "Tax Return"), have been or will be completed and filed when due (including any extensions of such due date). All amounts shown due on such Tax Returns on or before the Effective Time (and all other material Taxes due and payable on or before the Effective Time) have been or will be paid on or before such date. No material Tax liability since January 31, 2000 has been incurred by Target other than in the ordinary course of business.

          (b) Target has previously provided or made available to Acquiror true and correct copies of all income, franchise and sales Tax Returns for the periods beginning on or after January 1, 1996. Target has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. No Tax Returns filed with respect to Taxable years of Target through the Taxable year ended December 31, 1996, in the case of the United States, have been examined and such Taxable years are now closed. Target (or any member of any affiliated or combined group of which Target has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect. There is no material claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to Target in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by Target, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to Target, materially and adversely affect the liability of Target for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Target. Since 1995, Target has never been a member of an affiliated group of corporations, within the meaning of
Section 1504 of the Code. Target is in full compliance with all the terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government, and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. Neither Target nor any person on behalf of Target has entered into or will enter into any agreement or consent pursuant to the collapsible corporation provisions of
Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of any asset owned by Target. None of the assets of Target is property that Target is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the assets of Target directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the assets of Target is "tax-exempt use property" within the meaning of Section 168(h) of the Code. Target has not made and will not make a consent dividend election under Section 565 of the Code. Target has never been a party to any transaction intended to qualify under Section 355 of the Internal Revenue Code or any corresponding provision of state law. Target has not participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. No Target shareholder is other than a United States person within the meaning of the Code. Target does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and such foreign country and Target has not engaged in a trade or business within any foreign country. All material elections with respect to Target's Taxes made during the fiscal years ending, December 31, 1996, 1997 and 1998 are reflected on the Target Tax Returns for such periods, copies of which have been provided or made available to Acquiror. After the date of this Agreement, no material election with respect to Taxes will be made without the prior written consent of Acquiror, which consent will not be unreasonably withheld or delayed. Target is not party to any joint venture, partnership, limited liability company, or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Target is not currently and never has been subject to the reporting requirements of Section 6038A of the Code. There is no agreement, contract or arrangement to which Target is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4)), 162 (other than 162(a) and (b)) or 404 of the Code. Target is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than Target nor does Target owe any amount under any such Agreement. Target is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Other than by reason of the Merger, Target has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

As used herein, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof, and (iii) any liability for the payment of any amounts of the type described in (i) or
(ii) as a result of any express or implied obligation to indemnify any other person.

     3.17 Employee Benefit Plans.
          ----------------------

          (a) As used herein, "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of Employee Retirement Income Statement Act of 1974, as amended ("ERISA")), that, together with Target, is treated as a single employer under Section 4001(b) of ERISA or Section 414 of the Code. Except for the plans and agreements listed in the Target Disclosure Schedule (collectively, the "Plans"), Target and its ERISA Affiliates do not maintain, are not a party to, do not contribute to and are not obligated to contribute to, and employees or former employees of Target and its ERISA Affiliates and their dependents or survivors do not receive benefits under, any of the following (whether or not set forth in a written document):

               (i) Any employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

               (ii) Any bonus, deferred compensation, incentive, restricted stock, stock purchase, stock option, stock appreciation right, pension, executive compensation, cafeteria benefit, dependent care, director or employee loan, fringe benefit, sabbatical, severance, termination pay or similar plan, program, policy, agreement or arrangement; or

               (iii) Any plan, program, agreement, policy, commitment or other arrangement relating to the provision of any benefit described in Section 3(1) of ERISA to former employees or directors or to their survivors, other than procedures intended to comply with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") or death benefits payable to beneficiaries under a group life insurance or accidental death and disability plan or key man life insurance.

          (b) Neither Target nor any ERISA Affiliate has, since January 1, 1992, terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan, as defined in Section 3(2) of ERISA, including (without limitation) any multiemployer plan, as defined in Section 3(37) of ERISA.

          (c) Target has provided to Acquiror complete, accurate and current copies of each of the following:

               (i) The text (including amendments) of each of the Plans and any related trust instruments, to the extent reduced to writing;

               (ii) A summary of each of the Plans, to the extent the Plans were not previously reduced to writing;

               (iii) With respect to each Plan that is an employee benefit plan (as defined in Section 3(3) of ERISA), the following:

                      (A) The most recent summary plan description, as described in Section 102 of ERISA;

                      (B) Any summary of material modifications that has been distributed to participants but has not been incorporated in an updated summary plan description furnished under subparagraph (A) above; and

                      (C) The annual report, as described in Section 103 of ERISA, with Schedules and attachments and (where applicable) actuarial reports, for the three most recent plan years for which an annual report or actuarial report has been prepared; and

                      (D) An actuarial report indicating the funding status on a termination basis of any Plan which is a defined benefit pension plan.

               (iv) With respect to each Plan that is intended to qualify under Section 401(a) of the Code, the following:

                      (A) The most recent determination letter concerning the plan's qualification under Section 401(a) of the Code, as issued by the Internal Revenue Service, and any subsequent determination letter application;

                      (B) Any submissions, compliance statements, closing agreements or other documents relating to the participation by Target or any ERISA Affiliate in the IRS Voluntary Compliance Resolution Program or the IRS Walk-in or Audit Closing Agreement Program; and

                      (C) Any documents relating to, and a description of the defects and corrections made pursuant to, Target's or any ERISA Affiliate's self-correction of an operational violation under the IRS Administrative Policy Regarding Self-Correction or Employee Plans Compliance Resolution System.

          (d) With respect to each Plan that is an employee benefit plan (as defined in Section 3(3) of ERISA), the requirements of ERISA applicable to such Plan have been satisfied in all material respects.

               (i) No transaction prohibited by Section 406 of ERISA and no "prohibited transaction" under Section 4975(c) of the Code, for which an exemption is not available under Section 408 of ERISA or Section 4975(d) of the Code, has occurred with respect to any Plan.


               (ii) Neither Target nor any ERISA Affiliate has any liability to the IRS with respect to any Plan, including any liability imposed by Sections 4971 to 4980B of the Code.

               (iii) Neither Target nor any ERISA Affiliate has any liability to the PBGC with respect to any Plan or has any liability under Section 502 or 4071 of ERISA.

               (iv) All filings required by ERISA and the Code as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code have been timely provided.

               (v) All contributions and payments made or accrued with respect to all Plans are deductible under Section 162 or 404 of the Code. No amount, or any asset of any Plan, is subject to tax as unrelated business taxable income.

          (e) With respect to each Plan that is subject to COBRA or state continuation coverage laws, the requirements of COBRA and any state continuation coverage laws applicable to such Plan have been satisfied in all material respects.

          (f) With respect to each Plan that is subject to the Family Medical Leave Act of 1993, as amended, the requirements of such Act applicable to such Plan have been satisfied.

          (g) Each Plan that is intended to qualify under Section 401(a) of the Code meets the requirements for qualification under Section 401(a) of the Code and the regulations thereunder, except to the extent (i) the failure to meet the qualification requirements involves disqualifying provisions of the Plan which may be corrected by adopting retroactive amendments under Section 401(b) of the Code and the regulations thereunder, and such amendments are not required under the Code and Internal Revenue Service procedures any earlier than December 31, 2000; or (ii) the failure involves operational or other defects which may be corrected under applicable procedures provided by the Code and such correction would not have a Material Adverse Effect on Target. Each such Plan has been administered in accordance with its terms (or, if applicable, such terms as will be adopted pursuant to a retroactive amendment under Section 401(b) of the Code) in all material respects and the applicable provisions of ERISA and the Code and the regulations thereunder except such operational or other defects which may be corrected under applicable procedures provided under ERISA or by the Internal Revenue Service and such correction would not have a Material Adverse Effect on Target.

          (h) Neither Target nor any ERISA Affiliate has any accumulated funding deficiency under Section 412 of the Code or any termination or withdrawal liability under Title IV of ERISA.

          (i) All contributions, premiums or other payments due from Target to (or under) any Plan have been fully paid or adequately provided for on the books and financial statements of Target. All accruals (including, where appropriate, proportional accruals for partial periods) have been made in accordance with prior practices.

     3.18 Employees and Independent Contractors.
          -------------------------------------

          (a) The Target Disclosure Schedule contains a true and complete list of all individuals employed by Target as of the date hereof and the position and base compensation payable to each such individual and of all non-professional independent contractors engaged by Target and the consulting fee payable to each such individual. To the best knowledge of Target and the Selling Shareholders, no individual employed by Target has any plans to terminate his or her employment.

          (b) The Target Disclosure Schedule contains a description of any written or oral employment agreements, consulting agreements or termination or severance agreements to which Target is a party or by which it is bound, and true and correct copies of such agreements are attached thereto.

          (c) Target is not a party to or subject to a labor union or a collective bargaining agreement or arrangement and is not a party to any labor dispute. Target does not have any pending or threatened litigation with or with respect to any of its employees.

          (d) The consummation of the transactions contemplated herein will not result in (i) any amount becoming payable to any employee, officer, director or independent contractor of Target, (ii) the acceleration of payment or vesting of any benefit, option or right to which any employee, officer, director or independent contractor of Target may be entitled, (iii) the forgiveness of any indebtedness of any employee, officer, director or independent contractor of Target, or (iv) any cost becoming due or accruing to Target or the Acquiror with respect to any employee, officer, director or independent contractor of Target.

          (e) Target is not obligated and upon consummation of the Merger will not be obligated to make any payment or transfer any property that would be considered a "parachute payment" under Section 280G(b)(2) of the Code.

          (f) To the knowledge of Target, no employee of Target has been injured in the work place or in the course of his or her employment except for injuries that are covered by insurance or for which a claim has been made under workers' compensation or similar laws.

          (g) Target has complied with the verification requirements and the record-keeping requirements of the Immigration Reform and Control Act of 1986 ("IRCA"); to the best knowledge of Target, the information and documents on which Target relied to comply with

IRCA are true and correct; and there have not been any discrimination complaints filed against Target pursuant to IRCA, and there is no basis for the filing of such a complaint.

          (h) Target has not received or been notified of any complaint by any employee, applicant, union or other party of any discrimination or other conduct forbidden by law or contract, nor is there a basis for any complaint.

          (i) Target's action in complying with the terms of this Agreement will not violate any agreements with any of Target's employees.

          (j) Target has filed all required reports and information with respect to its employees that are due prior to the Closing Date and otherwise has complied in its hiring, employment, promotion, termination and other labor practices with all applicable federal and state law and regulations, including without limitation those within the jurisdiction of the United States Equal Employment Opportunity Commission, United States Department of Labor and state and local human rights or civil rights agencies. Target has filed and shall file any such reports and information that are required to be filed prior to the Closing Date.

          (k) None of Target's employees or contractors is obligated under any agreement, commitment, judgment, decree, order or otherwise (an "Employee Obligation") that could reasonably be expected to interfere with the use of his or her best efforts to promote the interests of Target or that could reasonably be expected to conflict with any of Target's business as conducted or proposed to be conducted. Neither the execution nor delivery of this Agreement nor the conduct of Target's business as conducted or proposed will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Employee Obligation.

     3.19 Related-Party Transactions.  No employee, officer or director of
          --------------------------
Target or member of his or her immediate family is indebted to Target, nor is Target indebted (or committed to make loans or extend or guarantee credit) to any of them. To the best of Target's and the Selling Shareholders' knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Target is affiliated or with which Target has a business relationship, or any firm or corporation that competes with Target, except to the extent that employees, officers, or directors of Target and members of their immediate families own less than one percent of the outstanding stock of publicly traded companies that may compete with Target. No employee, officer or director of Target or members of his or her immediate family is directly or indirectly interested in any Material Contract with or involving Target.

     3.20 Insurance.  Target has policies of insurance and bonds of the type and
          ---------
in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     3.21 Compliance with Laws and Target Authorizations.  Target and its
          ----------------------------------------------
officers, directors, agents and employees have complied with, are not in violation of, and have not received any notices of violation with respect to the conduct of Target's business or the ownership or operation of the business. Target has conducted its business in compliance with all terms and conditions of all Target Authorizations.

     3.22 Brokers' and Finders' Fees.  Target has not incurred, nor will it
          --------------------------
incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.23 Irrevocable Proxies.  All of the Selling Shareholders have agreed in
          -------------------
writing to vote for approval of the Merger pursuant to the Voting and Irrevocable Proxy Agreement attached hereto as Exhibit B ("Irrevocable Proxies").

     3.24 Shareholder Approval.  The affirmative approval of the Selling
          --------------------
Shareholders is the only vote of the holders of any of the capital stock of Target necessary to approve this Agreement and the transactions contemplated hereby.

     3.25 Inventory.  The inventories shown on the Target Balance Sheet or
          ---------
thereafter acquired by Target, consisted of items of a quantity and quality usable or salable in the ordinary course of business. Since January 31, 2000, Target has continued to replenish inventories in a normal and customary manner consistent with past practices. The values at which inventories are carried reflect the inventory valuation policy of Target, which is consistent with its past practice and in accordance with good accounting practices. Since January 31, 2000, due provision was made on the books of Target in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate.

     3.26 Trade Relations.  Target has not within the past three (3) years
          ---------------
terminated its relationship with or refused to ship products to any dealer, distributor, third party marketing entity or customer that had theretofore paid or been obligated to pay Target in excess of $5,000 over any consecutive twelve
(12) month period. All of the prices charged by Target in connection with the marketing or sale of any products or services have been in compliance with all applicable laws and regulations. No claims have been communicated or threatened against Target with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other material violation of any laws or regulations relating to anticompetitive practices or unfair trade practices of any kind, and no specific situation, set of facts, or occurrence provides any valid basis for any such claim.

     3.27 Customers and Suppliers.  The Target Disclosure Schedule identifies
          -----------------------
(including names and dollar amounts involved) at least the twenty (20) largest customers and the twenty (20) largest suppliers in terms of gross dollar amounts of Target during 1999 (collectively, "Significant Customers or Suppliers"). As of the date hereof, no customer and no supplier (including Significant Customers or Suppliers) of Target has cancelled or otherwise terminated, or made any threat to Target to cancel or otherwise terminate its relationship with Target for any reason including, without limitation the consummation of the transactions contemplated hereby, or has at any time since January 1, 1999 decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer. To the best knowledge of Target and the Selling Shareholders, no Significant Customers or Suppliers intends to cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target or its usage of the services or products of Target, as the case may be.

     3.28 Material Contracts.  The Target Disclosure Schedule lists all material
          ------------------
contracts (and amendments thereto) to which Target is a party or by which it is bound (collectively, the "Material Contracts") (true and complete copies of which are attached to the Target Disclosure Schedule), including without limitation:

          (a) Any distributor, sales, advertising, agency or manufacturer's representative contract;

          (b) Subject to subsection (c) below, any contract for the purchase of materials, supplies, equipment or services involving more than $10,000 over the life of the contract;

          (c) Any open purchase orders and sale orders, and any filled purchase orders and sales orders since November 30, 1999, for amounts over $50,000;

          (d) Any contract that expires or may be renewed at the option of any person other than Target so as to expire more than one year after the date of this Agreement;

          (e) Any trust, indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

          (f) Any contract for capital expenditures in excess of $5,000 in the aggregate;

          (g) Any contract limiting the freedom of Target to engage in any line of business or to compete with any other person or entity;

          (h) A list of any confidentiality, secrecy or non-disclosure contract;

          (i)  Any contract pursuant to which Target leases any real property;

          (j) Any contract pursuant to which Target is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

          (k) Any contract with any person with whom Target does not deal at arm's length within the meaning of the Code;

          (l) Any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person or entity;

          (m) Any license, sublicense or other agreement to which Target is a party, by which it or any Target Intellectual Property is bound or subject, or pursuant to which any person has been or may be assigned, authorized to use, or given access to any Target Intellectual Property;

          (n) Any license, sublicense or other agreement pursuant to which Target has been or may be assigned or authorized to use, or has or may incur any obligation in connection with, (i) any third party Intellectual Property or (ii) any Target Intellectual Property;

          (o) Any agreement pursuant to which Target has deposited or is required to deposit with an escrow holder or any other person or entity, all or part of the source code (or any algorithm or documentation contained in or relating to any source code) of any Target Intellectual Property ("Source Materials");

          (p) Any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of personal injury, damage to property or Intellectual Property infringement, misappropriation or violation or warranting the lack thereof; and

          (q) Any agreement that is either material to Target or was not entered into in the ordinary course of business.

     3.29 No Breach of Material Contracts.  Target has performed all of the
          -------------------------------
obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to Target, with respect to the other contracting party or otherwise that, with or without the giving of notice, the lapse of the time or the happening of any other event or conditions, could reasonably be expected to (a) become a default or event of default under any Material Contract, which default or event of default could reasonably be expected to have a Material Adverse Effect on Target, (b) result in the loss or expiration of any right or option by Target (or the gain thereof by any third party) under any Material Contract, or (c) cause the release, disclosure or delivery to any third party of any part of the Source Materials.

     3.30 Third-Party Consents.  The Target Disclosure Schedule lists all
          --------------------
contracts that require a novation or consent to assignment, as the case may be, prior to the Effective Time so that Acquiror shall be made a party in place of Target or as assignee.

     3.31 Minute Books.  The minute books of Target made available to Acquiror
          ------------
contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of Target through the date of this Agreement, and reflect all transactions referred to in such minutes or actions accurately in all material respects.

     3.32 Warranties.  The Target Disclosure Schedule summarizes all of Target's
          ----------
warranties with respect to any products manufactured or sold by Target prior to the date hereof, as well as all claims outstanding, pending or threatened for breach of any such warranty. The description of Target's product warranties and claims set forth in the Target Disclosure Schedule is correct and complete.

     3.33 Year 2000 Compliance.  All software, hardware and firmware, and all
          --------------------
products and equipment with computer components owned or used by Target are Year 2000 Compliant (as defined below) and properly record, store, process, manage, specify and print four digit dates (and data involving or based on four digit dates) falling on or after January 1, 2000, in the same manner, and with the same functionality, accuracy, data integrity and performance as such software, hardware and firmware, and such products and equipment with computer components, record, store, process, manage, specify and print calendar dates and date data (and data utilizing or based on that data) falling on or before December 31, 1999. Such software, hardware and firmware, and such products and equipment with computer components, will operate properly with other software used in the business, including without limitation other software which delivers records to, or receives records from, Target. Target has no knowledge that any of its supplier's products or business processes are not Year 2000 Compliant. For purposes of the foregoing, "Year 2000 Compliant" means the ability to provide the following functions:

          (a) Consistently handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output and performing calculations on dates or portions of dates;

          (b) Function accurately in accordance with all requirements of its specifications and without interruption before, during and after January 1, 2000, without any change of operations associated with the advent of the new century;

          (c) Respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner; and

          (d) Store and provide output of date information in ways that are unambiguous as to century.

     3.34 Accounting Matters.  Neither Target nor the Selling Shareholders, nor
          ------------------
any affiliates of Target or the Selling Shareholders, has taken or agreed to take any action that would prevent the transactions contemplated under this Agreement from being effected as a "pooling of interests" for financial reporting purposes.

     3.35 Selling Shareholders' Representations.
          -------------------------------------

          (a) Each Selling Shareholder is a resident of the State of Minnesota. The Acquiror Common Stock to be received by each Selling Shareholder (the "Securities") will be acquired for investment for such Selling Shareholder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof; such Selling Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same; such Selling Shareholder will not sell or otherwise dispose of the Securities except in compliance with the Securities Act or in reliance upon an exemption therefrom; and such Selling Shareholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

          (b) Each Selling Shareholder is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect or, if not, such Selling Shareholder, either alone or with such Selling Shareholder's representative, has such knowledge and experience in financial and business matters that such Selling Shareholder is capable of evaluating the merits and risks of the prospective investment in the Securities and is able to bear the economic consequences thereof. In making such decision to invest in the Securities, such Selling Shareholder has relied upon independent investigations made by such Selling Shareholder and, to the extent believed by such Selling Shareholder to be appropriate, such Selling Shareholder's representatives, including such Selling Shareholder's own professional, tax and other advisors. Such Selling Shareholder has not relied upon any representation or warranty from Acquiror or its officers, employees, agents, affiliates or representatives, with respect to the value of the Securities, other than as set forth in the publicly available information described in Section 4.3 hereof. Acquiror has not made any representation, warranty, acknowledgment or covenant, in writing or otherwise, to such Selling Shareholder regarding the value of the Securities or the tax consequences, if any, of the sale of the Securities or of the resale of the Securities by such Selling Shareholder. Such Selling Shareholder and such Selling Shareholder's representatives have been given the full opportunity to examine all documents and to ask questions of, and to receive answers from, Acquiror and its representatives concerning the transaction, such Selling Shareholder's investment in the Securities, the business of Acquiror and such other information as such Selling Shareholder desires in order to evaluate an investment in the Securities, and all such questions have been answered to the full satisfaction of such Selling Shareholder. Such Selling Shareholder has evaluated the merits and risks of an investment in the Securities and has determined that the Securities are a suitable investment for such Selling Shareholder in light of such Selling Shareholder's overall financial condition and prospects. Such Selling Shareholder has been advised, and is aware, that the market prices of shares of stock of publicly traded companies fluctuate and that there can be no assurance as to the future performance of any given securities, including the Securities.

          (c) Each Selling Shareholder understands that the Securities he is acquiring are characterized as "restricted securities" under the Securities Act as such Securities are being acquired from Target in a transaction not involving a public offering and that, under such laws and applicable regulations, such Securities may be resold only in compliance with the Securities Act. In this connection, such Selling Shareholder represents that he is familiar with Rule 144 of Regulation D promulgated pursuant to the Securities Act, as presently in effect, and understands the resale limitations imposed on sales made in reliance thereon.

     3.36 Representations Complete.  None of the representations or warranties
          ------------------------
made by Target herein or in any Schedule hereto, including the Target Disclosure Schedule (and the exhibits thereto), or certificate furnished by Target pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. There is no fact that has not been disclosed to Acquiror of which Target is aware that has or could reasonably be anticipated to have a Material Adverse Effect on Target and/or the Surviving Corporation.

                                  ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
           ---------------------------------------------------------

     Acquiror and Merger Sub represent and warrant to Target and Selling Shareholders that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by Acquiror to Target prior to the execution and delivery of this Agreement (the "Acquiror Disclosure Schedule"). The Acquiror Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article IV. Any reference in this Article IV to an agreement being "enforceable" shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

     4.1  Organization, Standing and Power.  Each of Acquiror and Merger Sub is
          --------------------------------
a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror and Merger Sub, respectively. Attached to the Acquiror Disclosure Schedule are true and correct copies of the Articles of Incorporation and Bylaws of Acquiror and Merger Sub, each as amended to date.

     4.2  Authority.
          ---------

          (a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Acquiror and Merger Sub. This Agreement and the other Transaction Documents have been duly executed and delivered by each of Acquiror and Merger Sub and constitute the valid and binding obligations of each of Acquiror and Merger Sub.

          (b) The execution and delivery of this Agreement and the other Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of Acquiror or Merger Sub, as amended, (ii) any foreign, federal, state or local law, statute, ordinance, rule or regulation, or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award that is either applicable to, binding upon or enforceable against the Acquiror or Merger Sub, or the business or any assets of the Acquiror or Merger Sub, or (iii) any indenture, mortgage, lease, license, loan agreement or other agreement or instrument that is either binding upon or enforceable against Acquiror or Merger Sub.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement or the other Transaction Documents by Acquiror or Merger Sub or the consummation by Acquiror or Merger Sub of the transactions contemplated hereby or thereby, except for (i) the filing of the Articles of Merger, together with the required officers' certificates, as provided in Section 1.2 hereof,
(ii) the filing of a Form 8-K with the SEC and National Association of Securities Dealers, Inc. ("NASD"), (iii) any filings or notifications as may be required under the Securities Act, applicable state securities laws and the securities laws of any foreign country, (iv) the filing with the Nasdaq National Market ("Nasdaq") of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Common Stock in the Merger, and (v) the obtaining of such other consents, authorizations, filings, approvals and registrations that, if not obtained or made, would not prevent, materially alter or delay any of the transactions contemplated by this Agreement or the other Transaction Documents.

     4.3  SEC Documents; Financial Statements.  Acquiror has furnished to Target
          -----------------------------------
true and complete copies of each statement, report, registration statement, definitive proxy statement, and other filing filed with the Securities and Exchange Commission ("SEC") by Acquiror since January 1, 1997, and, prior to the Effective Time, Acquiror will have furnished Target with true and complete copies of any additional documents filed with the SEC by Acquiror prior to the Effective Time (collectively, the "Acquiror SEC Documents"). In addition, Acquiror has made available to Target upon request all exhibits to the Acquiror SEC Documents filed prior to the date hereof, and will promptly make available to Target all exhibits to any additional Acquiror SEC Documents filed prior to the Effective Time. As of their respective filing dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act, as applicable, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document. The financial statements of Acquiror included in the Acquiror SEC Documents (the "Acquiror Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied in accordance with past practice (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q). The Acquiror Financial Statements fairly present the consolidated financial condition and operating results of Acquiror at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

                                   ARTICLE V

                      CONDUCT PRIOR TO THE EFFECTIVE TIME
                      -----------------------------------

     5.1  Conduct of Business of Target.  During the period from the date of
          -----------------------------
this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the Acquiror) to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted. Target further agrees to pay debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due (subject to Acquiror's consent to the filing of material Tax Returns if applicable), and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Target agrees to promptly notify Acquiror of any event or occurrence not in the ordinary course of its business, and of any event that could have a Material Adverse Effect on Target. Without limiting the foregoing, except as expressly contemplated by this Agreement, Target shall not, without the prior written consent of Acquiror:

          (a) Cause or permit any amendments to its Articles of Incorporation or Bylaws;

          (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

          (c) Enter into any Material Contract or violate, amend or otherwise modify or waive any of the terms of any Material Contract other than in the ordinary course of business consistent with past practice;

          (d) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

          (e) Transfer or license to any person or entity, or otherwise extend, amend or modify any rights to, Target Intellectual Property, other than the grant of nonexclusive licenses in the ordinary course of business consistent with past practice;

          (f) Enter into or amend any agreements pursuant to which any third party is granted exclusive marketing, manufacturing or other exclusive rights of any type or scope with respect to any of Target's products or technology;

          (g) Sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to its business, taken as a whole;

          (h) Incur or commit to incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (i) Enter into any operating lease requiring payments in excess of $5,000 in the aggregate;

          (j) Pay, discharge or satisfy in an amount in excess of $5,000 in any one case, or $10,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;

          (k) Incur or commit to incur any capital expenditures in excess of $5,000 in the aggregate;

          (l) Terminate or reduce the amount of any insurance coverage provided by existing insurance policies;

          (m) Terminate or waive any right of substantial value, other than in the ordinary course of business;

          (n) Take any of the following actions: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of nonofficer employees in the ordinary course of business and in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any officer or employee, (iii) enter into any collective bargaining agreement, (iv) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, or (v) pay any bonus to any of its officers or employees; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans described in ERISA
Section 3(3) that may be required by law;

          (o) Commence a lawsuit or arbitration proceeding other than for the routine collection of bills or for a breach of this Agreement;

          (p) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its business, taken as a whole;

          (q) Make any material Tax election other than in the ordinary course of business and consistent with past practice, change any material Tax election, adopt any Tax accounting method other than in the ordinary course of business and consistent with past practice, change any Tax accounting method, file any Tax return (other than any estimated tax returns, immaterial information returns, payroll tax returns or sales tax returns) or any amendment to a Tax return, enter into any closing agreement, settle any Tax claim or assessment, or consent to any Tax claim or assessment, provided that Acquiror shall not unreasonably withhold or delay approval of any of the foregoing actions;

          (r) Take any action that would be reasonably expected to interfere with Acquiror's ability to account for the Merger as a pooling of interests;

          (s) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; or

          (t) Take or agree in writing or otherwise to take any of the actions described in Sections 5.1(a) through (s) above, or any action that would make any of Target's representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

     5.2  Notices.  Target shall give all notices and other information required
          -------
to be given to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable government authority under the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable federal, state and local law in connection with the transactions provided for in this Agreement.

                                  ARTICLE VI

                                   COVENANTS
                                   ---------

     6.1  No Solicitation.
          ---------------

          (a) Target shall not, directly or indirectly, through any officer, director, employee, representative, advisor or agent, (i) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of all or substantially all of the assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Target, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Takeover Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Takeover Proposal, or (iii) agree to, approve or recommend any Takeover Proposal.

          (b) Target shall notify Acquiror no later than 24 hours after receipt by Target (or its advisors or agents) of any Takeover Proposal or any request for information in connection with a Takeover Proposal or for access to the properties, books or records of Target by any person or entity that informs Target that it is considering making, or has made, a Takeover Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

     6.2  Shareholders Meeting.  Target shall promptly after the date hereof
          --------------------
call a shareholders meeting to consider and vote upon the Merger and shall take all actions necessary to obtain shareholder approval of this Agreement and the Merger.

     6.3  Access to Information.
          ---------------------

          (a) Target shall afford Acquiror and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target as Acquiror may reasonably request. In addition, Target shall, and the Selling Shareholders shall cause Target and its officers and directors to, cooperate fully (including providing introductions where necessary) with Acquiror to enable Acquiror to contact such third parties, including customers, prospective customers, specifying agencies, vendors or suppliers of Target, as Acquiror deems reasonably necessary to complete its due diligence.

          (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

          (c) No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained herein.

     6.4  Confidentiality.  The parties acknowledge that Acquiror and Target
          ---------------
have previously executed a non-disclosure agreement dated as of December 17, 1999 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

     6.5  Public Disclosure.  Acquiror and Target shall consult with each other
          -----------------
before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by Acquiror to comply with the rules and regulations of the SEC or the NASD, or any obligations pursuant to any listing agreement with Nasdaq. All nonpublic information provided by Acquiror and Target will not be disclosed by either party or their representatives to any third party (other than accountants, counsel and authorized representatives of each party) without the prior written consent of the other, except as may be required by law.

     6.6  Consents; Cooperation.  Each of Acquiror and Target shall promptly
          ---------------------
apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger and shall use its best efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any federal or state antitrust or fair trade law.

     6.7  Pooling Accounting.  Each of Acquiror and Target shall use its best
          ------------------
efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests and to take such action as may be reasonably necessary to permit such treatment. Each of Acquiror and Target shall use its best efforts (a) to cause its respective Affiliates not to take any action that would adversely affect the ability of Acquiror to account for the business combination to be effected by the Merger as a pooling of interests and (b) to cause Acquiror's auditors to deliver the letter referred to in
Section 7.5(g) hereof. Without limiting the generality of the foregoing, the Selling Shareholders shall not sell, assign, pledge, encumber or otherwise transfer (whether in whole or in part) any of the Securities except in compliance with the Affiliates Agreement and the Registration Rights Agreement.

     6.8  Update Disclosure; Breaches.  From and after the date of this
          ---------------------------
Agreement until the Effective Time, Target shall promptly notify Acquiror, by written update to the Target Disclosure Schedule, of (a) the occurrence or nonoccurrence of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (b) the failure of Target to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. The delivery of any notice pursuant to this Section 6.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice, provided that such party, within ten (10) days after receipt of such notice, advises the other party of its objection to the matter disclosed in such notice and the nature of such objection.

     6.9  Affiliates Agreements.  Target and the Selling Shareholders shall, on
          ---------------------
behalf of Acquiror and pursuant to the request of Acquiror, cause to be delivered to Acquiror, concurrently with the execution of this Agreement, from each of the Selling Shareholders an executed Affiliates Agreement, substantially in the form attached hereto as Exhibit C ("Affiliates Agreement"). Acquiror shall be entitled to place appropriate legends on the certificates evidencing any Acquiror Common Stock to be received by the Selling Shareholders, and to issue appropriate stop transfer instructions to the transfer agent for the Acquiror Common Stock, consistent with the terms of the Affiliates Agreement.

     6.10 Irrevocable Proxies; No Transfer.  Target and the Selling Shareholders
          --------------------------------
shall, on behalf of Acquiror and pursuant to the request of Acquiror, cause each of the Selling Shareholders to execute and deliver to Acquiror an Irrevocable Proxy concurrently with the execution of this Agreement. The Selling Shareholders each covenant not to sell, assign, pledge, encumber or otherwise transfer any of the Target Common Stock after the date hereof or enter into any agreement to sell, assign, pledge, encumber or otherwise transfer any of such shares after the date hereof, except as contemplated by Article II of this Agreement.

     6.11 Legal Requirements.  Each of Acquiror and Target will take all
          ------------------
reasonable actions necessary to comply promptly with all legal requirements that may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

     6.12 Tax-Free Reorganization.  None of Target, Acquiror, Merger Sub or the
          -----------------------
Selling Shareholders will, either before or after consummation of the Merger, take any action that, to the knowledge of such party, would cause the Merger to fail to constitute a "reorganization" within the meaning of Code Section 368.

     6.13 Listing of Additional Shares.  Prior to or within thirty (30) days
          ----------------------------
after the Effective Time, Acquiror shall file with Nasdaq a Notification Form for Listing of Additional Shares with respect to the Maximum Number of Acquiror Shares.

     6.14 Payoff of Target Preferred Share.  Prior to the Effective Time, Target
          --------------------------------
shall payoff all Target obligations represented by the Target preferred share identified in the Target Disclosure Schedule.

     6.15 Change to Accrual Method.  Prior to the Effective Time, Target shall
          ------------------------
have switched to an accrual method of accounting and shall have modified its books, records and financial statements accordingly.

     6.16 Best Efforts.  Each of Acquiror and Target agree to use its best
          ------------
efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including obtaining the appropriate vote of shareholders of Target described in Section 6.2 hereof and causing the conditions set forth in
Article VII to be satisfied.

     6.17 Access to Target Employees.  Prior to the Effective Time, Acquiror
          --------------------------
shall have reasonable access to the employees of Target.

     6.18 Access to John Zie.  After the date hereof, Target shall have the
          ------------------
opportunity to confer with John Zie concerning the relationship between Acquiror and Siemens.

     6.19 Environmental Compliance.  Prior to the Closing, Target shall have
          ------------------------
completed to the complete satisfaction of Acquiror the preclosing environmental compliance actions identified on Schedule 6.19 hereto.

                                  ARTICLE VII

                           CONDITIONS TO THE MERGER
                           ------------------------

     7.1  Conditions to Obligations of Each Party to Effect the Merger.  The
          ------------------------------------------------------------
respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of Acquiror, Target and the Shareholders' Agent:

          (a)  No Injunctions or Restraints; Illegality.  No temporary
               ----------------------------------------
restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

          (b)  Governmental Approval.  Acquiror and Target shall have timely
               ---------------------
obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act and state Blue Sky laws.

     7.2  Escrow Agreement.  Acquiror, Target, the Selling Shareholders, Escrow
          ----------------
Agent and the Shareholders' Agent shall have entered into and delivered an Escrow Agreement (the "Escrow Agreement"), substantially in the form attached as Exhibit D hereto.

     7.3  Registration Rights Agreement.  Acquiror and the Selling Shareholders
          -----------------------------
shall have entered into and delivered a Registration Rights Agreement (the "Registration Rights Agreement"), substantially in the form attached as Exhibit E hereto.

     7.4  Additional Conditions to Obligations of Target.  The obligations of
          ----------------------------------------------
Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by
Target:

          (a)  Representations, Warranties and Covenants. (i) The
               -----------------------------------------
representations and warranties of Acquiror in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time, and (ii) Acquiror shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

          (b)  Certificate of Acquiror.  Target shall have been provided with a
               -----------------------
certificate, executed on behalf of Acquiror by its President and its Chief Financial Officer, to the effect that, as of the Effective Time:

               (i) all representations and warranties made by Acquiror under this Agreement are true and complete in all material respects; and


               (ii) all covenants, obligations and conditions of this Agreement to be performed by Acquiror on or before the Effective Time have been so performed in all material respects.

          (c)  Legal Opinion.  Target shall have received a legal opinion from
               -------------
Acquiror's legal counsel, substantially in the form attached as Exhibit F hereto.

          (d)  Delivery of Certain Documents.  At the Closing, Acquiror shall
               -----------------------------
have delivered to Target copies of all of the Transaction Documents executed by Acquiror and Merger Sub, as appropriate.

     7.5  Additional Conditions to the Obligations of Acquiror.  The obligations
          ----------------------------------------------------
of Acquiror to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

          (a)  Representations, Warranties and Covenants. (i) The
               -----------------------------------------
representations and warranties of Target and the Selling Shareholders in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time, and (ii) Target and the Selling Shareholders shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

          (b)  Certificate of Target.  Acquiror shall have been provided with
               ---------------------
certificates, executed on behalf of Target by its President and Chief Financial Officer and executed by each of the Selling Shareholders, to the effect that, as of the Effective Time:

               (i) all representations and warranties made by Target and the Selling Shareholders under this Agreement are true and complete in all material respects; and


               (ii) all covenants, obligations and conditions of this Agreement to be performed by Target and the Selling Shareholders on or before the Effective Time have been so performed in all material respects.

          (c)  Third Party Consents.  Acquiror shall have been furnished with
               --------------------
evidence satisfactory to it of the consent or approval of those persons whose consent or approval are required in connection with the Merger under the Material Contracts.

          (d)  Injunctions or Restraints on Conduct of Business.  No temporary
               ------------------------------------------------
restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of the business of Target, following the Merger, shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

          (e)  Legal Opinion.  Acquiror shall have received a legal opinion from
               -------------
Target's legal counsel, substantially in the form attached as Exhibit G hereto.

          (f)  No Material Adverse Changes; No Damage to Properties. There shall
               ----------------------------------------------------
no have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Target, taken as a whole. There shall have been no damage, destruction or loss to any property or properties owned or used by Target, whether or not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, a Material Adverse Effect on Target (other than with respect to the condemnation of Target's leased real property).

          (g)  Pooling Letter from Acquiror's Accountants.  Acquiror shall have
               ------------------------------------------
received a letter from Acquiror's auditors, dated as of the Closing Date, reasonably satisfactory in form and substance to Acquiror, to the effect that Acquiror may account for the Merger as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

          (h)  Affiliate Agreements.  Acquiror shall have received from each of
               --------------------
the Selling Shareholders an executed Affiliate Agreement.

          (i)  FIRPTA Certificate.  Each Selling Shareholder shall, for the
               ------------------
purpose of exempting Acquiror from the withholding requirements of Section 1445 of the Code, provide Acquiror on or before the Closing with an affidavit substantially in the form of Exhibit H attached hereto, which provides such Selling Shareholder's United States taxpayer identification number and states that the Selling Shareholder is not a foreign person.

          (j)  Resignation of Directors.  The directors of Target in office
               ------------------------
immediately prior to the Effective Time shall have resigned as directors of Target effective as of the Effective Time.

          (k)  Securities Exemption.  The Acquiror shares to be issued in the
               --------------------
Merger shall be exempt from registration under the Securities Act.

          (l)  Independent Consultant Agreement and Covenant Not to Compete.
               ------------------------------------------------------------
Leonard Hadden shall have entered into and delivered an Independent Consultant Agreement and Covenant Not to Compete, substantially in the form attached hereto as Exhibit I.

          (m)  Employment Agreements and Covenants Not to Compete.  Each of Mart
               --------------------------------------------------
Diana and Glen Zirbes shall have entered into and delivered Employment and Noncompete Agreements, substantially in the forms attached hereto as Exhibit J and Exhibit K, respectively.

          (n)  Technology Assignment Agreement.  All current employees and
               -------------------------------
consultants of Target shall have assigned all right, title and interest in and to any Target Intellectual Property to Target.

          (o)  Intellectual Property Assignment Agreement.  Each of the Selling
               ------------------------------------------
Shareholders shall have entered into and delivered an Intellectual Property Assignment Agreement, substantially in the form attached as Exhibit L hereto.

          (p)  Delivery of Certain Documents.  At the Closing, Target shall have
               -----------------------------
delivered to Acquiror all of the following:

               (i) Copies of all third party and governmental consents and approvals referenced in Sections 7.1(b) and 7.5(c) above;

               (ii) Target's minute books, stock transfer records, corporate seal and other materials relating to Target's corporate administration;

               (iii) A copy of the Articles of Incorporation of Target, certified by the Secretary of State of the State of Minnesota, and a Certificate of Good Standing from the Secretary of State of the State of Minnesota evidencing the good standing of Target, each dated as of a recent date; and

               (iv) Such other certificates, documents and instruments as Acquiror reasonably requests relating to the transactions contemplated hereby.

          (q)  Due Diligence.  Acquiror shall have completed, to its complete
               -------------
satisfaction, its due diligence review of Target, its business, customers, financial conditions and assets.

          (r)  Release of Security Interests.  Target shall have obtained UCC-3
               -----------------------------
Releases or similar termination statements with respect to all security interests filed against Target or any of its assets, except that Target shall not be required to obtain the release of U.S Bank National Association with respect solely to its purchase money security interest in that certain Coil Pro 4000 4 Head CNC Wiring Machine and Master Controller.

                                 ARTICLE VIII

                  TERMINATION, EXPENSES, AMENDMENT AND WAIVER
                  -------------------------------------------

     8.1  Termination.  At any time prior to the Effective Time, whether before
          -----------
or after approval of the matters presented in connection with the Merger by the shareholders of Target, this Agreement may be terminated:

          (a) By mutual consent duly authorized by the Board of Directors of Acquiror and Target;

          (b) By either Acquiror or Target, if the Closing shall not have occurred on or before March 3, 2000 (provided, a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

          (c) By Acquiror, if Target shall breach any representation, warranty, covenant, obligation or agreement hereunder and such breach shall not have been cured within five (5) days following receipt by Target of a written notice of such breach;

          (d) By Target, if Acquiror shall breach any representation, warranty, covenant, obligation or agreement hereunder and such breach shall not have been cured within five (5) days following receipt by Acquiror of a written notice of such breach; or

          (e) By either Target or Acquiror, if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable.

     8.2  Effect of Termination.  In the event of termination of this Agreement
          ---------------------
as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub or Target or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that, the provisions of Section 6.4 (Confidentiality), Section 8.3 (Expenses) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement.

     8.3  Expenses.  Whether or not the Merger is consummated, all costs and
          --------
expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of advisers, accountants and legal counsel) shall be paid by the party incurring such expense; provided, however, that any expenses incurred by Target and/or the Selling Shareholders for fees and expenses of its or their legal counsel, financial advisors, environmental consultants (retained in order to comply with Section 6.19 or otherwise) and accountants in connection with the Merger and the transactions related thereto shall be paid by and remain individual obligations of the Selling Shareholders. If Target has paid or pays any such fees and/or expenses, then the Selling Shareholders shall reimburse the Target or the Surviving Corporation for the amounts so paid; provided, however, that such payment shall, if not promptly paid by the Selling Shareholders, be subject to recovery from the Escrow Shares in accordance with the provisions of Article IX hereof. If the Surviving Corporation receives any invoices for amounts incurred by Target and/or the Selling Shareholders and the Closing has occurred, the Surviving Corporation may pay such fees, and the Selling Shareholders shall reimburse the Surviving Corporation for the amounts so paid; provided, however, that such payment shall, if not promptly reimbursed by the Selling Shareholders, be subject to recovery from the Escrow Shares in accordance with the provisions of Article IX hereof.

     8.4  Amendment.  The boards of directors of Acquiror and Target may cause
          ---------
this Agreement to be amended at any time by execution of an instrument in writing signed by both Acquiror and Target.

     8.5  Extension; Waiver.  At any time prior to the Effective Time any party
          -----------------
hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.

                                  ARTICLE IX

                     SURVIVAL, ESCROW AND INDEMNIFICATION
                     ------------------------------------

     9.1  Survival of Representations, Warranties and Covenants.
          -----------------------------------------------------
Notwithstanding any investigation conducted before or after the Closing Date, and notwithstanding any actual or implied knowledge or notice of any facts or circumstances that Acquiror or Target may have as a result of such investigation or otherwise, Acquiror and Target will be entitled to rely upon the other party's representations, warranties and covenants set forth in this Agreement. The representations and warranties of Acquiror will terminate upon the Closing. The obligations of each of Target and the Selling Shareholders with respect to its representations, warranties and covenants will survive the Closing and continue in full force and effect until the date twelve (12) months following the Closing Date (the "Termination Date"), at which time, subject to Section 9.5 hereof, the representations, warranties and covenants of Target and the Selling Shareholders set forth in this Agreement and any liability of the Selling Shareholders with respect to those representations, warranties and covenants will terminate.

     9.2  Indemnity.
          ---------

          (a) From and after the Effective Time of the Merger, and subject to the provisions of Section 9.1 hereof, Acquiror and the Surviving Corporation and their respective officers, directors, employees, agents, affiliates and assigns (collectively, the "Indemnified Parties") shall be indemnified and held harmless by the Selling Shareholders, jointly and severally, against, and reimbursed for, any actual liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense, including reasonable attorneys' fees and expenses, and the costs of investigation incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor, and any amounts paid in settlement thereof, imposed on or incurred by any of the Indemnified Parties as a result of (i) any misrepresentation in or breach of any representation or warranty on the part of Target or the Selling Shareholders under this Agreement or in any exhibits, schedules (including the Target Disclosure Schedule), certificates or other documents delivered or to be delivered by or on behalf of Target or the Selling Shareholders pursuant to this Agreement or the Transaction Documents or otherwise referenced or incorporated herein or therein (collectively "Related Documents"); (ii) any breach of, or failure to perform, any covenant or agreement of Target or the Selling Shareholders contained in this Agreement or any of the Related Documents; (iii) any Infringement, known or unknown, occurring prior to the Closing; (iv) any claim, threatened claim, liability or other obligation under Environmental Laws arising out of the operations, actions or inactions of Target or the Selling Shareholders occurring prior to the Closing; or (v) any claim or threatened claim brought by or on behalf of any third party against any of the Indemnified Parties arising out of the actions or inactions of Target or the Selling Shareholders occurring prior to the Closing with respect to the business, properties and assets of Target (collectively, the "Damages"). Damages in each case shall be net of the amount of any insurance proceeds, indemnity and contribution actually recovered by Acquiror or the Surviving Corporation. "Damages" as used herein is not limited to matters asserted by third parties, but includes Damages incurred or sustained by Acquiror in the absence of claims by a third party.

          (b) The Selling Shareholders will be liable to the Indemnified Parties for any Damages (i) only if the aggregate amount of all Damages exceeds $75,000 (the "Basket Amount"), in which case the Selling Shareholders shall be obligated to indemnify the Indemnified Parties for the total amount of all such Damages regardless of the Basket Amount and on a dollar-one basis, and (ii) the Selling Shareholders' aggregate liability for all Damages shall not exceed $3,000,000 (the "Cap"); provided, however, that breaches or misrepresentations of the representations and warranties set forth in Sections 3.1 (Organization, Standing and Power), 3.3 (Capital Structure), 3.5 (Authority), 3.15 (Environmental Matters), 3.16 (Taxes), and 3.17 (Employee Benefits Plans), and claims of fraud or intentional misrepresentation shall not be subject to the Basket Amount or the Cap.

     9.3  Escrow Fund.  As partial security for the indemnity provided for in
          -----------
Section 9.2(a) hereof, the Escrow Shares shall be deposited by Acquiror in an escrow account with the Escrow Agent, such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth in this Agreement and the provisions of the Escrow Agreement. The Escrow Fund shall be allocated among the Selling Shareholders on a pro-rata basis in accordance with Schedule 2.2(b). Upon compliance with the terms hereof, and subject to the provisions of this Article IX, Acquiror and the Surviving Corporation shall be entitled to obtain indemnity from the Escrow Fund for Damages.

     9.4  Escrow Period.  The Escrow Fund shall terminate on the Termination
          -------------
Date; provided, however, that a portion of the Escrow Shares, which are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate (as defined in Section 9.5(a)) theretofore delivered to the Escrow Agent prior to the Termination Date with respect to facts and circumstances existing prior to the Termination Date, shall remain in the Escrow Fund until such claims have been finally resolved. In addition, in the event a specific contingency related to an environmental matter that exists prior to the Effective Date is discovered subsequent to the Effective Date, any Escrow Shares remaining in the Escrow Fund prior to the Termination Date that were previously escrowed for breaches of general representations and warranties may be redesignated for the environmental contingency.

     9.5  Claims upon Escrow Fund.
          -----------------------

          (a) Upon receipt by the Escrow Agent on or before the Termination Date of a certificate signed by the chief financial officer or chief executive officer of Acquiror (an "Officer's Certificate"'):

               (i) stating that Acquiror or the Surviving Corporation has incurred, paid or properly accrued (in accordance with GAAP) or knows of facts giving rise to a reasonable probability which will require it to incur, pay or accrue (in accordance with GAAP) Damages in an aggregate stated amount with respect to which Acquiror or the

     Surviving Corporation is entitled to payment from the Escrow Fund pursuant to this Agreement; and

               (ii) as appropriate, specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was incurred, paid or properly accrued (in accordance with GAAP), or the basis for such anticipated liability and the specific nature of the breach to which such item is related.

The Escrow Agent shall, subject to the provisions of Sections 9.6 and 9.7 hereof, deliver to Acquiror shares of Acquiror Common Stock in an amount necessary to indemnify Acquiror for the Damages claimed.

          (b) For the purpose of compensating Acquiror for its Damages from the Escrow Fund, the number of shares of Acquiror Common Stock delivered to Acquiror from the Escrow Fund shall be equal to the amount of the Damages divided by the Acquiror Per Share Price; provided, however, that Damages in excess of the Escrow Fund shall be paid by the Selling Shareholders in shares of Acquiror Common Stock based on the Acquiror Per Share Price, for which the Selling Shareholders shall be severally, not jointly, liable.

     9.6  Objections to Claims; Defense.
          -----------------------------

          (a) At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Shareholders' Agent and for a period of forty-five (45) days after such delivery to the Escrow Agent, the Escrow Agent shall make no delivery of Acquiror Common Stock or other property pursuant to Section 9.5 hereof unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery; provided, however, that if such Officer's Certificate sets forth a claim for the recovery by Acquiror of expenses incurred in connection with the Merger for which the Selling Shareholders have not promptly reimbursed Acquiror or the Surviving Corporation pursuant to the terms of Section 8.3 above (an "Expense Recovery"), then the Escrow Agent may make such delivery without the requirement of a written authorization from the Shareholders' Agent at any time that is ten (10) days after the delivery of such Officer's Certificate to the Escrow Agent. After the expiration of such ten (10) day or forty-five (45) day period, as applicable, the Escrow Agent shall make delivery of the Acquiror Common Stock from the Escrow Fund in accordance with Section 9.5 hereof, provided that, except in the case of an Expense Recovery (where no objection may be made), no such payment or delivery may be made if the Shareholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such forty-five (45) day period.

          (b) In the event any of the Indemnified Parties becomes involved in any legal, governmental or administrative proceeding that may result in Damages, or if any such proceeding is threatened or asserted (any such third party action or proceeding being referred to herein as a "Claim"), the Shareholders' Agent shall be entitled to contest and defend such Claim; provided, that the Shareholders' Agent diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Shareholders' Agent to Acquiror within twenty (20) days after Acquiror provides notice of such Claim (but, in all events, at least five (5) business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys reasonably satisfactory to Acquiror employed by the Shareholders' Agent. Acquiror shall be entitled at any time, at its own cost and expense (which expenses shall not constitute Damages unless the Shareholders' Agents are not adequately represented or, because of a conflict of interest between or with any interests of the Indemnified Parties, may not adequately represent), to participate in such contest and defense and to be represented by attorneys of its own choosing. If Acquiror elects to participate in such defense, Acquiror shall cooperate with the Shareholders' Agent in the conduct of such defense. Neither Acquiror nor the Shareholders' Agent may concede, settle or compromise any Claim without the consent of the other, which consent may not be unreasonably withheld. The costs and expenses of the Shareholders' Agent for such contest or defense shall be paid directly by the Shareholders' Agent but shall constitute Damages.

          Notwithstanding the foregoing, if (i) a Claim seeks equitable relief against any of the Indemnified Parties, or (ii) the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against such Indemnified Parties, could materially adversely affect the business reputation of such Indemnified Parties, then, in each such case, Acquiror alone shall be entitled to contest, defend and settle such Claim in the first instance and, if Acquiror does not contest, defend or settle such Claim, the Shareholders' Agent shall have the right to contest and defend (but not settle) such Claim.

     9.7  Resolution of Conflicts; Arbitration.
          ------------------------------------

          (a) In case the Shareholders' Agent shall so object in writing to any claim or claims by Acquiror made in any Officer's Certificate, the Shareholders' Agent and Acquiror shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Acquiror Common Stock from the Escrow Fund in accordance with the terms thereof.

          (b) If no such agreement can be reached after good faith negotiation, either Acquiror or the Shareholders' Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both Acquiror and the Shareholders' Agent agree to arbitration. Notwithstanding anything in Section 9.5 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments or distributions out of the Escrow Fund in accordance with such decision. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

          (c) Any such arbitration shall be held in Minneapolis, Minnesota under the commercial rules then in effect of the American Arbitration Association (the "AAA"). Such arbitration shall be conducted by one (1) arbitrator chosen by mutual agreement of Acquiror and the Shareholders' Agent, or failing such agreement, an arbitrator not affiliated with either party appointed by the AAA. There shall be limited discovery prior to the arbitration hearing as follows: (i) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated; (ii) depositions of all party witnesses; and (iii) such other depositions as may be allowed by the arbitrator upon a showing of good cause. Depositions shall be conducted in accordance with the Minnesota Rules of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. Any order or award of the arbitrator in accordance with the foregoing shall be final, binding and conclusive upon the parties to this Agreement. The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator, the administrative fee of the AAA, and the expenses, including without limitation attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

     9.8  Shareholders' Agent.
          -------------------

          (a) Mart Diana shall be constituted and appointed as the Shareholders' Agent for and on behalf of the Selling Shareholders to give and receive notices and communications, to authorize delivery to Acquiror of the Acquiror Common Stock or other property from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days' prior written notice to Acquiror. The Shareholders' Agent may resign upon thirty (30) days notice to the parties to this Agreement and the Selling Shareholders. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for his services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the Selling Shareholders.

          (b) The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Selling Shareholders shall severally indemnify the Shareholders' Agent and hold him or her harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

     9.9  Distribution Upon Termination of Escrow Period.  Within five (5)
          ----------------------------------------------
business days following the Termination Date, the Escrow Agent shall deliver to the Selling Shareholders all of the Escrow Shares in the Escrow Fund in excess of any amount of such Escrow Shares reasonably necessary to satisfy any unsatisfied or disputed claims for Damages specified in any Officer's Certificate delivered to the Escrow Agent on or before the Termination Date. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Selling Shareholders all Escrow Shares remaining in the Escrow Fund and not required to satisfy such claims. Deliveries of the Escrow Shares to the Selling Shareholders pursuant to this section shall be made in proportion to the allocation set forth in Section 9.3.

     9.10 Actions of the Shareholders' Agent.  A decision, act, consent or
          ----------------------------------
instruction of the Shareholders' Agent shall constitute a decision of all Selling Shareholders and shall be final, binding and conclusive upon each such Selling Shareholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each Selling Shareholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

     9.11 Indemnity of Escrow Agent.  Acquiror and the Selling Shareholders
          -------------------------
hereby individually and severally agree to indemnify Escrow Agent and hold it harmless against any claim which may be made against it in connection with its actions as Escrow Agent hereunder, including any loss to the extent of the aggregate amount paid in settlement of any litigation commenced or threatened, or for any claim whatsoever as set forth herein, including any expense or loss incurred by it in connection with such claim, if such settlement is effected with the written consent of Acquiror and the Shareholders' Agent; provided that Escrow Agent shall not be indemnified against any such loss, damage, expense, liability or claim arising out of or based upon its failure to perform in accordance with this Agreement or arising out of its bad faith, negligence, or willful failure to perform its obligations; provided, further, that the Selling Shareholders' and Acquiror's indemnification obligations under this Section 9.11 shall be limited to the Acquiror Common Stock in the Escrow Fund at the time the Escrow Agent makes a claim for indemnity hereunder. In no case shall the Acquiror or the Selling Shareholders be liable under this Escrow Agreement with respect to any lawsuit filed against Escrow Agent unless the Acquiror and the Selling Shareholders are notified by Escrow Agent, by letter, telegram or telex confirmed by letter, of the commencement of any such action within a reasonable time after such person shall have been served with a summons or other first legal process giving information as to the nature and basis of the lawsuit, but failure to so notify the Acquiror and the Selling Shareholders shall not relieve the Acquiror and the Selling Shareholders from any liability they may have otherwise than on account of this Article IX. Acquiror and the Selling Shareholders shall each be entitled to participate at their own expense in the defense of any such lawsuit, and if one of the parties so elects within a reasonable time after receipt of such notice, upon receiving consent from the other party, such party shall assume the defense of any lawsuit. In the event that a party assumes the defense of any lawsuit, such defense shall be conducted by counsel chosen by such party and satisfactory to Escrow Agent. If counsel is so retained, the defendant or defendants in the lawsuit shall bear the fees and expenses of any additional counsel thereafter retained by it or them.

     9.12 Successor to Escrow Agent.  If Escrow Agent is for any reason
          -------------------------
unwilling or unable to serve as Escrow Agent during the term of this Escrow Agreement, Escrow Agent may resign as Escrow Agent by giving at least thirty
(30) days' prior written notice to each of Acquiror and the Shareholders' Agent, such resignation to be effective thirty (30) days following the date such notice is given. In addition, Acquiror and the Shareholders' Agent may jointly remove the Escrow Agent as escrow agent at any time with or without cause, by an instrument (which may be executed in counterparts) given to the Escrow Agent, which instrument shall designate the effective date of such removal. In the event of any such resignation or removal, a successor escrow agent who is not affiliated with Acquiror shall be appointed by Acquiror with the approval of the Shareholders' Agent, which approval shall not be unreasonably withheld. Any such successor escrow agent shall deliver to Acquiror and the Shareholders' Agent a written instrument accepting such appointment, and thereupon it shall succeed to all the rights and duties of the escrow agent hereunder and shall be entitled to receive the assets in the Escrow Fund upon five (5) days written notice to the parties.

                                   ARTICLE X

                              GENERAL PROVISIONS
                              ------------------

     10.1 Notices.  All notices and other communications hereunder shall be in
          -------
writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

          (a)  if to Acquiror or Merger Sub, to:

               HEI, Inc.

               P.O. Box 5000
               1495 Steiger Lake Lane
               Victoria, MN  55386
               Attention: President
               Facsimile No.: 612-443-2668
               Telephone No.: 612-443-2500

               with a copy to:

               Gray, Plant, Mooty, Mooty & Bennett, P.A.

               3400 City Center, 33 South Sixth Street
               Minneapolis, Minnesota  55402
               Attention: Malcolm Reid
               Facsimile No.: (612) 333-0066
               Telephone No.: (612) 343-5378

          (b) if to Target, the Selling Shareholders or the Shareholders' Agent, to:

               Mart Diana

               12330 163/rd/ St. West
               Lakeville, MN 55044
               Facsimile No.: (612) 435-5906

               With a copy to:

               Rider Bennett Egan & Arundel LLP
               333 South Seventh Street, Suite 2000
               Minneapolis, Minnesota 55402
               Attention: David Dean
               Facsimile No.: (612) 340-7900
               Telephone No.: (612) 340-7951

     10.2 Interpretation.  When a reference is made in this Agreement to
          --------------
Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole. In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due and diligent inquiry of officers, directors and other employees of such party and its subsidiaries reasonably believed to have knowledge of such matters. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.3 Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     10.4 Entire Agreement; No Third Party Beneficiaries.  This Agreement, the
          ----------------------------------------------
other Transaction Documents and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and the Schedules (including the Target Disclosure Schedule and the Acquiror Disclosure Schedule), (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except for the rights of the Selling Shareholders to receive the consideration set forth in Article II of this Agreement.

     10.5 Severability.  In the event that any provision of this Agreement, or
          ------------
the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     10.6 Remedies Cumulative.  Except as otherwise provided herein, any and all
          -------------------
remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     10.7 Governing Law; Jurisdiction.  This Agreement shall be governed by and
          ---------------------------
construed in accordance with the laws of the State of Minnesota without regard to applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Minnesota, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Minnesota for such persons and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction and such process.

     10.8 Assignment.  Neither this Agreement nor any of the rights, interests
          ----------
or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

     10.9 Rules of Construction.  The parties hereto agree that they have been
          ---------------------
represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     10.10  Further Assurances.  Each Selling Shareholder agrees that, on and
            ------------------
after the Effective Time, he shall take all appropriate action and execute all documents, instruments or conveyances of any kind that may be reasonably necessary or advisable to carry out any of the provisions hereof.

     10.11  Remedies.  Target and the Selling Shareholders acknowledge that
            --------
Acquiror may suffer irreparable harm as a result of a breach of this Agreement by Target or the Selling Shareholders for which an adequate remedy at law may not exist. Accordingly, in the event of any such actual or threatened breach by Target or any Selling Shareholders of any provisions of this Agreement, Acquiror shall be entitled to obtain remedies in equity, including without limitation specific performance, to prevent any such breach without the necessity of proving damages. Such relief shall be in addition to and not in substitution of any other remedies available to Acquiror, including without limitation actual, indirect, special and consequential damages incurred as a result of or in connection with any breach of this Agreement by Target or the Selling Shareholders.

                     [THE REMAINDER OF THIS PAGE IS BLANK.

                            SIGNATURE PAGES FOLLOW.

     IN WITNESS WHEREOF, Target, Acquiror and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized and the Selling Shareholders and the Shareholders' Agent have executed this Agreement, all as of the date first written above.


                              "TARGET":
                              CROSS TECHNOLOGY, INC.


                                /s/ Leonard D. Hadden
                              ------------------------
                              By: Leonard D. Hadden
                                 ---------------------
                              Its: President
                                  --------------------


                              "ACQUIROR":
                              HEI, INC.


                                /s/ Anthony Fant
                              ------------------------
                              By:Anthony Fant
                                 ---------------------
                              Its: CEO
                                   -------------------


                              "MERGER SUB":
                              LEONARD ACQUISITION CORP.


                                /s/ Anthony Fant
                              ------------------------
                              By: Anthony Fant
                                 ---------------------
                              Its: CEO
                                  --------------------

                              "SHAREHOLDERS' AGENT":


                                /s/ Mart Diana
                              ------------------------
                              Mart Diana


                              "SELLING SHAREHOLDERS":


                                 /s/ Leonard D. Hadden
                               ------------------------
                               Leonard D. Hadden


                                /s/ Mart Diana
                              -------------------------
                              Mart Diana


                                /s/ Glen Zirbes
                              -------------------------
                              Glen Zirbes